Exhibit 4.4

SUMMARY OF LEASE AGREEMENTS

Lease agreement dated May 28, 2000, as amended and supplemented on August 21, 2000, February 20, 2003, November 1, 2005, May 7, 2007, October 30, 2010, May 15, 2011, June 15, 2012, July 5, 2012, February 28, 2013, December 31, 2014, October 1, 2015 and May 25, 2016 (together: the “Integrated Agreement”).

1.	Parties:
Ef-Shar Ltd. ("EfShar") Africa Israel Properties Ltd. ("Africa") Nova Measuring Instruments Ltd. ("Nova")

2.	The premises
Certain areas in Buildings located in Weizmann Scientific Park, Ness-Ziona, Israel Total square meters of leased premises: approximately 8,600. Parking spaces.

3.	Leasing period
The premises are currently leased until January 31, 2026 (with an option to terminate on January 31, 2021, upon a 180 day prior notice).

4.	Cost of leasehold improvements
Nova will bear the costs of leasehold improvements.

5.	Guarantees

Nova shall pay the lease payments and maintenance fees for any 3 month period in advance.
Guarantee - Nova will issue an autonomous bank guarantee in the amount equal to 6-9 months of lease payments and maintenance fees plus VAT, according to the leased area.

6.	Insurance
Insurance for the construction work and “all risks” insurance, property insurance, third party insurance and employer liability insurance.